Exhibit 99.2

Community Health Systems Completes Divestiture of Huntsville, Alabama, Hospital to Huntsville Hospital Health System

FRANKLIN, Tenn. (April 1, 2026) -- Community Health Systems, Inc. (NYSE: CYH) announced today that a subsidiary of the Company has completed the divestiture of substantially all of the assets of 180-bed Crestwood Medical Center in Huntsville, Alabama, and its associated outpatient centers and practices, to Huntsville Hospital Health System for $459 million, before certain transaction expenses. The entry into the definitive agreement for this transaction was announced on January 20, 2026, and the closing was effective April 1, 2026.

This transaction is among the additional potential divestitures discussed on the Company’s fourth quarter and end of year 2025 earnings call and in subsequent public appearances.

Leerink Partners acted as exclusive financial advisor to the Company for the transaction.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 33 distinct markets across 13 states. The Company’s subsidiaries own or lease 64 affiliated hospitals with more than 9,000 beds and operate more than 900 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:

Tomi Galin
Executive Vice President, Corporate Communications, Marketing and Public Affairs
(615) 628-6607

Investor Contacts:
Kevin Hammons
Chief Executive Officer
(615) 465-7000

Anton Hie
Vice President – Investor Relations
(615) 465-7012

-MORE-